EXHIBIT 23.2

                       Consent of Independent Auditors'



The Board of Directors
Insilco Holding Co.:

We consent to the use of our audit report dated February 10, 1999, except as to the fourth paragraph of Note 7, which is as of March 26, 1999, on the consolidated financial statements of Insilco Holding Co. as of December 31, 1998 and 1997, and for each of the years in the three-year period then ended incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

KPMG LLP

Columbus, Ohio
June 1, 1999